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                                                                   Exhibit 15


          LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



To LCI International, Inc.:

We are aware that LCI International, Inc. has incorporated by reference in this Registration Statement its Form 10-Q for the quarters ending March 31, 1996, and June 30, 1996, which includes our reports dated April 24, 1996 and July 24, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities
Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                     ARTHUR ANDERSEN LLP

Washington, D.C.,
  November 26, 1996